Exhibit (a)(6)

SMITH BARNEY MASSACHUSETTS MUNICIPALS FUND

AMENDMENT NO. 6

TO

THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

AMENDMENT NO. 6 to the First Amended and Restated Master Trust Agreement dated as of November 5, 1992 (the “Agreement”) of Smith Barney Massachusetts Municipals Fund (the “Trust”), made as of the 15th day of March, 2006.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of Trustees; and

WHEREAS, a majority of the Trustees voted to change the name of the Trust to “Legg Mason Partners Massachusetts Municipals Fund”, such change to be effective April 7, 2006; and

WHEREAS, a majority of the Trustees voted, effective April 7, 2006, to change the name of the sole Sub-Trust of the Trust to Legg Mason Partners Massachusetts Municipals Fund;

WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 6 to the Agreement; and

NOW, THEREFORE, effective April 7, 2006, the Agreement is hereby amended as follows:

1. Article I, Section 1.1 of the Agreement is hereby deleted and replaced with the following:

Section 1.1 Name. This Trust shall be known as “Legg Mason Partners Massachusetts Municipals Fund” and the Trustees shall conduct the business of the Trust under the name or any other name or names as they may from time to time determine.

2. The first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:

Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes,

The Trustees hereby establish and designate the following Sub- Trusts and classes thereof: “Legg Mason Partners Massachusetts Municipals Fund”, which shall consist of five classes designated as Class A, Class B, Class C, Class Y and Class Z shares. The shares of such Sub-Trusts and classes thereof and any shares of any further Sub-Trusts or classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences.

IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

SMITH BARNEY MASSACHUSETTS MUNICIPALS FUND

/s/ Michael Kocur
Name: Michael Kocur
Title: Assistant Secretary